Exhibit 99.1

FTI CONSULTING

Moderator: Eric Boyriven

04-29-09/7:30 am CT

Confirmation # 1259334

FTI CONSULTING

Moderator: Eric Boyriven

April 29, 2009

7:30 am CT

Operator: Good day, and welcome to the FTI Consulting conference call. As a reminder, today’s call is being recorded. For opening remarks and introductions, I would like to turn the call over to Eric Boyriven of FD. Please go ahead, sir.

Eric Boyriven: Good morning, and welcome to the FTI Consulting conference call to discuss the company’s 2009 first quarter results (which were) reported this morning. Management will begin with formal remarks, after which they will take your question.

Before we begin, I would like to remind everyone that this conference call may include forward-looking statements within the meaning of Section 21 E of the Securities Exchange Act of 1934 that involve uncertainties and risks.

Forward-looking statements include statements covering our plans, objectives, goals, strategies, future events, future revenues, future results, and performance expectations, plans or intentions relating to acquisitions, and other matters, business trends, and other information that is not historical, including statements regarding estimates of our future financial results.

Words such as estimates, expects, anticipates, projects, plans, intends, believes, forecasts, and variations of such words or similar expressions are intended to identify forward-looking

FTI CONSULTING

Moderator: Eric Boyriven

04-29-09/7:30 am CT

Confirmation # 1259334

statements. All forward-looking statements including, without limitation, estimates of our future financial results are based upon our expectations at the time we make them and various assumptions.

Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, and projections will result or be achieved or that actual results will not differ from expectations.

The company has experienced fluctuation revenue, operating income, and cash flow in some prior periods, and expects that this will occur from time to time in the future. The company’s actual results may differ from our expectations. Further, preliminary results are subject to normal year-end adjusts.

Other factors that could cause such differences include the current global financial crisis, continuing deterioration of global economic conditions, the crisis in and deterioration of the financial and real estate markets, the pace and timing of the consummation and integration of past and future acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients, and other risks described under the heading, risk factors in our most recent form 10K, and in the company’s filings with the Securities and Exchange Commission.

Investors are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this earnings call. We are under no duty to update any of the forward-looking statements to conform such statements to actual results.

We define EBITDA as operating income before depreciation and amortization of intangible assets plus non-operating litigation settlements. We use EBITDA in evaluating financial performance.

FTI CONSULTING

Moderator: Eric Boyriven

04-29-09/7:30 am CT

Confirmation # 1259334

Although, EBITDA is not a measure of financial condition or performance determined in accordance with GAAP, we believe that it can be a useful operating performance measure for evaluating our results of operation as compared from period to period, and as compared to our competitors.

EBITDA is a common alternative measure of operating performance used by investors, financial analysts, and rating agencies to value and compare the financial performance of companies in our industry. We use EBITDA to evaluate and compare the operating performance of our segments, and it is one of the primary measures used to determine employee bonuses.

We also use EBITDA to value the businesses we acquire or anticipate acquiring. Reconciliations of EBITDA to net income, and segment EBITDA to segment operating profit are included in the accompanying tables to today’s press release. EBITDA is not defined in the same manner by all companies, and my not be comparable to other similarly titled measures of other companies unless the definition is the same.

This non-GAAP measure should be considered in addition to, but not as a substitute for or superior to the information contained in our statements of income. Reconciliations of EBITDA to net income and segment EBITDA to segment operating income are included in the tables that accompany today’s press release available at www.fticonsulting.com.

With these formalities out of the way, I’d like to turn the call over to Jack Dunn, president and chief executive officer of FTI Consulting. Jack?

Jack Dunn: Thank you very much. Good morning, and thank you all for joining us to discuss our first quarter 2009 results. I hope that you have had a chance to review our press release. If you have not, it is available as he said, on our Web site at www.fticonsulting.com.

FTI CONSULTING

Moderator: Eric Boyriven

04-29-09/7:30 am CT

Confirmation # 1259334

With me this morning on the call are Dennis Shaughnessy, our chairman; Jorge Celaya, our chief financial officer; David Bannister, our chief administrative officer; Dom DiNapoli, our chief operating officer, and Declan Kelly, our chief integration officer.

This quarter, the first quarter of 2009, was as important for our company as any quarter in its history. Our 13% growth in one of the most difficult quarters the world economy has ever seen is a testament to the business model we have developed, and a confirmation of our strategy to differentiate FTI from the rest of the pack.

It is only in the crucible of an environment like the present that you will find out what you’re made of, and the 3,347 employees of FTI, as you can see, and I hope you’ll agree are made of pretty stern and remarkable stuff.

In a world of new and jugular challenges, we have built a unique array of skills, services, and geographic presence to address them, we believe, no matter what the cycle of the economy or what the state of the world.

To put it succinctly, in an environment where the issue de jour can literally destroy you, no one can surround it more effectively, plummet more deeply, analyze it more expertly or communicate it more clearly than the professionals of FTI.

Now, for the quarter; revenues for the first quarter of 2009 were $347.8 million, an increase of 13.3% over revenues of $307 million in the prior year period. Net income for the first quarter of 2009 was $31.7 million, compared to net income of $30.7 million in the prior year period.

Earnings per share were 60 cents, compared to 58 cents last year. And EBITDA was $74 million or 21.3% of revenues, compared to $68 million or 22.2% of revenues in the prior year period. Revenues were an all time record performance for our company, and net income earnings per share and EBITDA were all records for our first quarter.

FTI CONSULTING

Moderator: Eric Boyriven

04-29-09/7:30 am CT

Confirmation # 1259334

As we mentioned a little less than 2 months ago when we recorded our 2008 earnings, we entered this year experiencing an unprecedented amount of demand for our restructuring services.

This is clearly a global recession, and our efforts to build an international restructuring practice are paying off as we realize very strong growth in our U.K. base restructuring practice, and a promising initial contribution out of our recently formed Canadian and Latin American practices.

In addition, we also discussed how we have been selected to investigate several of the major alleged frauds of the day. These cases continue to take on a life of their own and were instrumental in the upturn in performance in our forensic and litigation consulting and technology segments which have collaborated handsomely on these cases and provided a unique and effective solution to our clients’ needs.

These were among the key factors that drove the 13% increase in our revenues in the quarter, which included positive organic growth of about 2 1/2% after the negative drag of about 3 1/2% from foreign currency translation.

Contrary to our normal practice you’ll hear us talk a little bit today about sequential results a little more than usual and that’s for three reasons. First, you’ll remember that the first quarter of 2008 was an extraordinary quarter for us when all our markets were strong, our segments were firing all cylinders and we generated 30% organic growth. In 6 months the world has turned on its head and the fact that despite this current dreadful economy we can report a first quarter that exceeds that kind of a strong first quarter is further evidence of our ability to grow across the economic cycle in both good and bad times.

FTI CONSULTING

Moderator: Eric Boyriven

04-29-09/7:30 am CT

Confirmation # 1259334

Second, we have continually explained that the second half of an election year is always slow. Comparison on a sequential basis will help you to judge the applicability of that cycle to the present. Finally, in FLC and tech the comparisons sequentially are all organic so it provides perhaps a better picture of what’s really happening in those markets.

During the quarter we maintained our strong financial position and we ended the quarter with cash in equivalence of over $157 million which provides us with a lot of fire power and flexibility to pursue our strategy.

Now let’s look at the segments. Corporate Finance restructuring had another remarkable quarter as the global financial crisis now settles in to trench warfare. There is hardly a single industry that has remained unscathed and we are busy across a wide range of sectors.

Apart from being active in the long-standing challenge of financial services, home building, automotive and retail sectors, we have begun to see the issue spreading to the telecom, media, leisure, health care, commercial real estate and other areas in a very fast timeframe. In short, anyone who has debt or needs money is facing challenges never before encountered.

We continue to open new matters at a rapid pace. Further, whereas in past years these cases would be across the spectrum, today they are heavily weighted towards bankruptcy and restructuring with new bankruptcy matters in the quarter doubling to 28 from the first quarter of 2008 and new restructuring matters more than doubling from 38 to 78 in the quarter.

Not surprisingly, as a result organic revenue for Corporate Finance increased 37.9% and together with contributions from acquisitions grew a total of 61% to $127.6 million from $79.3 million last year. Because of the demand for our people and resulting utilization and robust pricing, EBITDA increase 86% to $40.7 million equal to 31.9% of revenues.

FTI CONSULTING

Moderator: Eric Boyriven

04-29-09/7:30 am CT

Confirmation # 1259334

In the quarter we generated the most revenue from the construction, retail, telecom and financial services sectors. Our new media entertainment and telecom group, bolstered by the addition of CXO that was acquired in December, continued to gain traction in a market and has been winning assignment in telecom and media, two sectors that we think will continue to be very active for us going forward.

The performances of our practices outside the United States continue to validate our reason for expanding into new global markets. Strong demand and expansion of staff in the U.K. enabled our in structuring group in Europe to grow revenue by more than 85% over the same period last year. If you remove the impact of currency translation charges, their business more than doubled.

Our new office in Toronto, which joined us at the end of 2008 hit the ground running and made a material contribution to Corp Fin’s results in the quarter with a growing list of engagements in Canada and Latin America.

Forensic and Litigation Consulting as expected improved its performance on the strength and significant increase in the U.S. investigations practice. Revenues increased 11% year over year and more importantly, I think for the reasons stated above, 14% sequentially over the 2008 fourth quarter to $66.9 million.

High utilization from large cases drove EBITDA to $15.7 million, up a million dollars from a year ago and up $3.5 million from the prior quarter. EBITDA margins also improved to 23 1/2% in the first quarter of 2009 relative to fourth quarter levels.

While the Madoff, Stanford, and Dryer matters were significant drivers of the segment’s performance. The intellectual property, construction, regulated industries and Latin American

FTI CONSULTING

Moderator: Eric Boyriven

04-29-09/7:30 am CT

Confirmation # 1259334

investigations practices also had strong performances offsetting slower contributions from the Asian investigations practice which is somewhat dependent on financial services clients and financial markets activity.

Revenues in the economic consulting segment were $54.8 million compared to its record revenues of $56.4 million a year ago. Segment EBITDA was $10.3 million or 18.8% of segment revenues compared to $13.3 million or 23.6% of segment revenues in the prior year period.

The year over year EBITDA performance reflects significant investment in building out the segment domestically and overseas. This included the initial hiring of 26 or so revenue producing professionals including three big name economists in the U.S. and Europe, increased investments in infrastructure to support the segment’s geographic expansion and higher expenses for branding and marketing in Europe to accelerate the entry into that market.

New engagements booked in the first quarter coupled with the anticipated contribution from the new hires I mentioned once they have settled into the business are expected to fuel the growth of this segment over the remainder of the year.

In our Strategic Communications segment, foreign exchange continued to be a major factor in first quarter performance. On a cost and currency basis, revenue would have declined 8% which is a very solid performance in a market such as this. The segment also continued to be affected by the downturn in the global capital markets and recessionary effects of their clients.

Merger Market, a key publication which follows global M&A activity noted that the volume of transactions was down almost 60% in the first quarter and that total value of M&A transactions in the first quarter was the slowest period for M&A in almost 5 years.

FTI CONSULTING

Moderator: Eric Boyriven

04-29-09/7:30 am CT

Confirmation # 1259334

In addition Strategic Communications is experiencing pressure on fees from its clients which are feeling their own financial and operational challenges. Offsetting the currency headwinds built by the segment to a significant degree was the segments work on a number of large financial and strategic advisory assignments.

In addition, retention of clients has been good despite significant fee pressure. While we are not Pollyanna-ish, we believe that there is opportunity here as a strong, well-capitalized market leader to increase our share.

And in fact, Strategic Communications has been expanding relationships with a number of key clients who are using them for a broader range of assignments and in a number of their markets they have maintained or enhanced their market position during this downturn.

With that as a backdrop, segment revenue inclusive of the impact of foreign exchange declined 21.7% year over year. While the impact of the environment was felt most acutely in the larger more mature U.S. and U.K. markets, Strategic Communications continues to perform very well and strong in some of its newer emerging markets such as Asia Pacific, Australia as well as in France and Germany.

EBITDA in Strategic Communications was $5.8 million in the quarter. Results reflected the lower revenues and included a severance charge of $1.6 million that we took to bring the headcount into alignment with the reality of the current business climate.

As it was implemented late in the period there was little benefit in the first quarter but we expect to realize the annualized cost savings of about $7 million beginning in the second quarter. That completes our snapshot of the first quarter.

FTI CONSULTING

Moderator: Eric Boyriven

04-29-09/7:30 am CT

Confirmation # 1259334

Before we turn it over to your questions, I’d like to talk a little bit about our outlook and prospects, but I’d like to do it in the context of a question that we continually get more and more these days as we have been very interactive with our investors. And that question is why are your results seeming to vary so much from those of your competitors or peer group?

Frankly, we can’t profess to be an expert on our peer group and certainly wouldn’t have the knowledge that you all, the analysts and the investors, have of them. But as we discussed with many of you, there is a real question in our mind about how well the usual grouping really lines up against our skill sets.

What I’d like to do is take a few minutes and tell you what I think the differentiation from our company is and why we are so confident in our outlook, not just for the remainder of this year but into the future.

First I would be remiss if I didn’t start with our people. Whether it’s the top three competition policy economists in the world, seven of the top restructuring professionals, the guy who wrote the book on e-discovery, the best securities practitioners or the top communication strategists, we are committing to being the best place for the best.

This pays great dividends in good times but even better dividends in hard times as there is almost always work for the best.

Second, it is our commitment to what our Chairman likes to call our gold standard practices. Not only are our individuals continually recognized for their achievements but our business as well and is not just sporadically but quarter after quarter, year after year.

Third is our geographic presence. We have invested heavily in this and there is no better time that right now to see that this investment is paying off. On the micro side, quite simply money,

FTI CONSULTING

Moderator: Eric Boyriven

04-29-09/7:30 am CT

Confirmation # 1259334

trade, commerce, problems are always on the move. As we have seen from this quarter, we are strong in Asia, Germany, France in strategic communications as other areas are slower due to the economy. Our investigations practice in South America is strong while Asia is somewhat slower in this economy as it depends on the capital markets.

On a macro basis, however, is where the investment really pays off. Over the last several years, we have grown from a U.S. based professional services firm to now one of a handful of firms that can handle global problems for global clients.

I might add that the rest of that handful is probably the Big Four so that we have really jump-shifted our game in terms of our global competition. As our, or as our advertisement says the game has changed and we want to be the leaders of that change.

The final factor is the breadth of our services both within the individual practices and then across the firm as a collection of practices. Take FLC for example. It is not just a group of great forensic accountants, the best at their business but a combination of skills and expertise that allow us to address all of a client’s needs, getting into his matters sooner and getting into them deeper.

It is former prosecutors and intelligence people who at the front end can put the client ahead. And it is domain experts who, while the matter continues, can keep the client there. No one else can offer the restructuring capability that we have that is exceptional in all cycles but really especially in times like these.

No one has the communications capability that we have and, frankly, while they may have technology as a tool, no one has the commitment to being a leader in that and to having it as a backbone of everything they do that FTI does.

FTI CONSULTING

Moderator: Eric Boyriven

04-29-09/7:30 am CT

Confirmation # 1259334

Most importantly, this group of practices did not just come together. We are a trusted advisor to our clients and our strategy works hand in glove with theirs. We work hard at coordinating these practices and to holistic solutions.

In summary, we have built a company that helps build and defend our clients’ enterprise value. This value is a product of their results times their reputation. The FTI brand is increasingly being recognized as a global basis to accomplish this and their goals. With that we’d like to turn it over to your questions.

Operator: Thank you. The question and answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit 1 on your touchtone telephone.

If you are using a speaker phone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, please press star 1 on your touchtone telephone to ask a question.

We’ll pause for just a moment to gather the queue. And our first question comes from Andrew Fones with UBS.

Andrew Fones: Yes. Thanks. I wanted to ask a couple of questions about margins, first on technology. You rolled out the new platform in the quarter. We saw a nice jump in the margin. How sustainable is that? I know you’ve committed to continuing to invest there. Thank you.

Dennis Shaughnessy: Andrew, it’s Dennis. Actually, we you know the new platform did not have a big impact on the margin in the first quarter but we see it helping us going forward. I think the margin in the first quarter was really a product of you know really just sustained new business across Technology’s platform in the U.S. and over in Europe.

FTI CONSULTING

Moderator: Eric Boyriven

04-29-09/7:30 am CT

Confirmation # 1259334

And I would say that we’re very pleased with you know the rapid return to our historic margins. We have not accomplished it by you know slowing down any of our R&D so we would expect this margin to continue at this rate, maybe some slight improvement towards you know the end of the year.

But we, as I think we’ve said, we’ll definitely aggressively continue to spend the R&D which would be one of the main differentials in sort of the historic margin here and the mid-30’s margin that we’re looking at for this quarter.

Andrew Fones: OK. And then you mentioned making investments in economic consulting and that, including hires and infrastructure and that weighing on the margins there. Are you expecting these new hires to kind of ramp over the next quarter or two and you know how should we think about the margin trajectory there, please?

Dennis Shaughnessy: You know I think as you know when you bring a lot of these high-powered economists and their teams you know come with them, we have a lot of up-front expense to you know bring them in, house them, sign them up and all of sort of the portable type expenses of getting them in our shop to practice.

There tends to be a time lag that is just simply you know them getting acclimated to us and sometimes some legal restrictions as to when they can start aggressively servicing clients and billing and working on some of their old client relationships so I would say you would start to see the benefit of this buildup in this quarter and moving forward especially into the second half.

I think that the penalties to margin that signing this many people up this rapidly in a quarter that you saw in the first quarter will clearly flatten out as these people start to bring in a contribution. And then finally we’ve had one of the best new engagement signups in a while in the first quarter

FTI CONSULTING

Moderator: Eric Boyriven

04-29-09/7:30 am CT

Confirmation # 1259334

And we would expect that the new engagement that we are putting on the books will start to actuate and activate more aggressive billing as we go forward so you should see margin improve by those two factors especially in the second half.

Jack Dunn: Yes. There’s nothing in terms of the investments that we’ve made that has a lingering nature that would impact the normal margins that you’ve come to expect from that business when it becomes fully mature.

Andrew Fones: OK. Thanks. And then just finally on strategic communications, the restructuring there, did that have any impact in Q1 and do you expect that, the restructuring to inevitably to maintain or even you know how do you, how should we think about the margin trajectory there for Q2 and beyond?

Jorge Celaya: It costs $1.6 million in direct expense in Q1. We’re estimating a savings of about $7 million on an annualized basis going forward so just lightning math, take 3/4 of the $7 million and that should be a benefit that they would receive over the remaining 3/4.

Andrew Fones: OK, thank you.

Operator: And we’ll take our next question from Arnie Ursaner with CJS Securities.

Torin Eastman: Hi. Good morning. This is actually Torin Eastman for Arnie Ursaner.

Male: Yes, how are you this morning?

Torin Eastman: Good. How are you?

FTI CONSULTING

Moderator: Eric Boyriven

04-29-09/7:30 am CT

Confirmation # 1259334

Male: Very well.

Torin Eastman: My first question is on finance and restructuring, obviously it was fantastic growth in the quarter you know a month in to the second quarter, have you seen any positive or negative change in that trend?

Dennis Shaughnessy: Actually, it was interesting. We looked at the case openings just to kind of bring it to date. Looked a couple days ago, and I think in April, we had opened in the neighborhood of 66 case through – we cut 3 weeks of it, so it certainly is not abating but I have an expert here, so Dom, I’ll turn it over to you.

Dominic DiNapoli: We haven’t seen a slowdown at all in the new cases coming in. And we’re actually seeing some even larger opportunities in the average case that we’ve seen you know after we’ve got the Lehman Brothers and some of the other cases that we’ve mentioned before. So we’re you know we’re pretty optimistic that that practice is going to have a strong 2009.

Torin Eastman: OK, and then communications you mentioned in the prepared remarks that you feel like you have an opportunity to increase share there. What exactly will it take for that to happen?

Jack Dunn: Well what happens traditionally is you know the strong competitors do get stronger. We have the added advantage of a large part of our practice is strategic or sometimes crisis management, special situations.

Those are opportunities where they’re a little bit less discretionary than retained business. We get those clients. We’re able to impress them. And we pick them up as retained clients as the cycle changes. So that’s the opportunity.

FTI CONSULTING

Moderator: Eric Boyriven

04-29-09/7:30 am CT

Confirmation # 1259334

We also think that again, as you know I think the FD people that have joined us are very happy at FTI. They’ve become prothlesizers for what we do here. I think our opportunity to hire people from some of the competitors will be you know an increasing one over the course of the year. So I’d look to expand the business that was. Declan, you might want to comment on that.

Declan Kelly: I think the only additional point is that in this economy, we’ve seen a tremendous amount of – number of clients come to us and say you know we want to stay with you rather than some of our competition who have just lost clients and lost revenue.

So we’re not experiencing a dramatic fall off in client relationships or contractual relationships. It’s more contraction on the billing side depending – because of what’s happening in the market.

So to Jack’s point about the strength of the segment, we at this time see a number of larger clients coming to us work with us because the confidence in the long term durability of what we have to offer. And actually in the last month or so, we’ve actually signed a number of very large engagements in different places around the world that reflect that dynamic.

So you know having been in this business for over 25 years or 23 years, I think the quality underpinning the segment is really being born out in the market.

Torin Eastman: OK, those are very helpful answers. Thank you for taking my questions.

Dominic DiNapoli: Thank you.

Operator: And we’ll take our next question from Jim Janesky with Stifel Nicolaus.

FTI CONSULTING

Moderator: Eric Boyriven

04-29-09/7:30 am CT

Confirmation # 1259334

Jim Janesky: Yes, good morning. Can we spend a little bit of time looking at the environment or the macro environment I guess within the FLC area? You talked – you know is there really new activity coming out of the new government?

Or do you think it’s more that you know these are the large fraud cases that you’ve been involved in and so the shift is really more towards your Company than any real activity? And if there is real activity you know what areas of the government is it coming from? Thanks.

Dennis Shaughnessy: Let me start, Jim. It’s Dennis. You know I think it’s – we would turn around and say it’s a combination of both and it’s just a matter of you know sort of the amount of speed and build up that we see in a momentum.

Clearly, we’re the beneficiary of being selected for you know these historic fraud cases and others that we really can’t even talk about. The you know the fact that the economy and the traumas and the wealth destruction is obviously putting so much more visibility on people that you know operated around the edges under the best case and operated within blatant frauds under the worst case. You know it’s clearly going to be a driver of work for us.

We are seeing increased activity you know from the government. We’re seeing it primarily I think as we said before, in the engagements that were being received on our economic side. So we’re seeing a lot of retention you know first of our top experts in anticipation of having to use them to respond to a wide variety of governmental inquiry.

Now a lot of that you know centers around competition but it also centers around securities issues. And so we’re certainly seeing that work being booked. It’s early in that cycle, in other words you know the inquiries, the subpoenas, the regulatory investigations are just touching you know the target companies or potential target companies.

FTI CONSULTING

Moderator: Eric Boyriven

04-29-09/7:30 am CT

Confirmation # 1259334

So we’re very early. And again we have to remember it’s you know I think the day in the hundredth day you know of the administration. And a lot of this has probably simply been pent up stuff that you know a different view on Washington allowed to you know open up.

I think we’re finally seeing companies in just the civil litigation as Jack said. Our IP practice is doing extremely well. Some of the other practices within FLC are doing well. And it’s just a result of the – companies will – can sit on litigation, delay trying to resolve issues but eventually they have to get the resolved.

And if they can’t get them resolved through friendly means, they have to go to a third you know party venue. And we’re finally starting to see that activity definitely start to pick up. So a lot of the engagements that were probably put on the books in the third and fourth quarter are activating as companies simply get too frustrated with the delaying process and get a lot more aggressive as they move forward.

I don’t think it changes our perspective on saying that most of this activation you know will benefit us primarily in the second half. So I think we’re the beneficiary of things that are going on in the commercial market right now.

Whether you attribute that to gaining or share or keeping share you know I’ll let you make that decision. And I think we’ll be the beneficiary of what we’re now seeing as increased regulatory investigation and activity in the second half as the responses to these inquiries start to mature.

And the actual sort of hand to hand combat with some of these agencies starts to begin in the second half.

FTI CONSULTING

Moderator: Eric Boyriven

04-29-09/7:30 am CT

Confirmation # 1259334

Jim Janesky: OK, thanks, that’s helpful. Just shifting now to the revenue side of the Technology segment, you had talked and we had talked in the past about you know some of these large forensic type cases including a technology component, especially early on in the case.

You know with that backdrop in mind, what – how should we look at sequential revenue progression in the tech segment as we move through 2009?

Jack Dunn: I think when we talked last on our annual earnings call, we said that we expected Tech to grow sequentially from Q4 you know quarter over quarter over quarter over quarter for the balance of the year.

Without a doubt, we’re very happy with the performance in the first quarter. They almost lapped you know the highest quarter of record in the history. It was driven by two very unique projects. You know I think we’re hopeful that we can continue to see sequential you know growth.

On the other hand you know we’ve outperformed our initial estimate, so I think we’ve got to look hard you know at that. I think they are poised to do sequential growth but it still is a tough market out there pricing-wise in parts of the continuum.

We’re not immune you know to that. I think we’re doing a good job of overcoming that as the first quarter results start to demonstrate. But I think we have to be realistic that there could be some other surprises in the market that could dampen some of that growth, especially since the first quarter outperformed our initial expectations.

Jim Janesky: OK, great. Thank you.

Operator: And we’ll take our next question from David Gold with Sidoti.

FTI CONSULTING

Moderator: Eric Boyriven

04-29-09/7:30 am CT

Confirmation # 1259334

David Gold: Hey, good morning.

Male: Hey, David.

David Gold: Wanted to drill down a little bit on restructuring, couple of questions there. One, your favorite question from 2002 to 2003, which is can we add some color to – I know this is probably not going to be fair, but where you think we are in sort of process or the quote unquote, “cycle” but more so do you think based on the sharp ramp up that you know things are really accelerated this time versus you know say, the historical performance there?

Dominic DiNapoli: David, Dom. I think we’re at the beginning of the cycle. I think we’re going to have a strong practice through 2010 at least. And as Jack mentioned that you know no industry’s been spared from the credit crisis.

Any company with debt maturing, any company with highly leveraged balance sheet is going to have trouble refinancing debt. There’s a lot of LBO debt that’ll come due over the next 18 months that needs to be refinanced.

And by definition, it will be more levered as the operating results of these companies have suffered because of the recession. So there will be challenges in every industry, no company’s spared.

And you know we sound like a broken record, but over the last I guess two calls you know the industries that we’re really spending a lot of time and will continue also. And they include retail. They include automotive. They include you know commercial real estate’s really starting to pick up as we had said before.

FTI CONSULTING

Moderator: Eric Boyriven

04-29-09/7:30 am CT

Confirmation # 1259334

You look at healthcare, that’s going to continue as they change some of their reimbursement rules. That’s going to increase the amount of healthcare work. You know until this economy recovers and it won’t recover until the consumer recovers you know we’re going to be very busy in that space.

And the good news is you know we’re able to bring in other practices into that space, particularly strategic communications practice where you know roughly you know 40 to 50% of the work that we do is on the company side.

So we can be very influential in demonstrating how important it is to you know effectively communicate with the creditors, with employees, with shareholders, and lenders in these situations to get them resolved on a timely basis.

Jack Dunn: I would refer to Dom, but I don’t think we’ve seen anything from our perspective to believe that this isn’t a spiral that’s continuing. I mean, you have a bunch of traps for the unwary if you will, coming up.

You have – I don’t believe there’s any company in America that isn’t looking to revalue its good will at this point. As their stock prices drop and I have to look at those types of issues. At the same time you have portfolios in regional financial institutions that are chock full of commercial real estate as Dom says.

And as those things get revalued and devalued, people have to look at ratios and things like that. There’s just a tremendous amount of work that goes with basically a resetting of valuation in the global economy.

FTI CONSULTING

Moderator: Eric Boyriven

04-29-09/7:30 am CT

Confirmation # 1259334

And the good news as Dom says is that not only involves restructuring folks but as things get into restatements and to other issues, balance sheet issues, evaluation issues, it involves you know other areas of our Company such as Econ and FLC.

So I think I’m glad the stock market’s doing better and all that but I think you know from where we’re sitting, we’re not really seeing an abating of what’s going on in the credit markets.

Dominic DiNapoli: David, I think the other think you know that’s a differentiation for us is we’re a global company now versus being pretty much an American company back in the last cycle. As Jack said our European practice in constant currency very quickly doubled their revenues you know more than doubled their head count.

We’re aggressively looking to push the practice deeper on to the continent you know where clearly there’s more and more business for us as well as we’re doing business – restructuring business in Asia and especially Australia.

I think it’s – we should not overlook the fact that we are now being retained to advise sovereign governments you know on financial challenges within their countries which again for us is a new and different type of restructuring assignment which could have you know a different set of legs, a longer type of runway as we get involved in – with countries that have deep systemic re-structural issues.

They’re going to take years you know to change. So I would say one of the biggest differentiations besides the depth that Dom talked about and Jack talked about is geography. We simply are much better positioned as a global company to not only benefit you know here in the states like we did in the last time but in this one.

FTI CONSULTING

Moderator: Eric Boyriven

04-29-09/7:30 am CT

Confirmation # 1259334

David Gold: Got you. Got you. Simple. Just one other. The other side of you know question of strength and restructuring is for utilization and hiring climate there. Can you give some color on both of those basically? Where could we go on utilization say from 83% or will it now be more a function of adding the right people to help you do some of this business as it comes in?

Jack Dunn: I think it’s all of the above David you know we’ve had times where we’ve spiked you know over 100% clearly 100% isn’t a sustainable rate over a long period of time but you know you think about its 40 hours a week. It’s 100% so we certainly can do that. We can go to 120%.

You know we’ve got you know people in multiple (auspices) so that makes it a little bit more difficult to keep everybody working at the highest rate possible because then you’ve got a piece of work – if you’ve got a person with four free you can’t easily use them, he or her, in a project in New York for those 4 hours.

So I mean geographically comes a challenge but I mean we’ve got pockets of the practice you know working well over 100 we are able to retract a lot of talented people. We’re bringing in you know significant number of people around the world in corporate finance and I think people are recognizing that coming to FTI they’re getting an opportunity to work on larger more interesting and challenging opportunities and now clearly we’re – we’ve got to compensate them competitively.

So you know we are a preferred place to work given our size and opportunity that we present to their young careers.

Dennis Shaughnessy: David this is one of the best hiring markets we’ve ever seen. I think that the trauma in the financial services communities to a lesser extent in some of the other professional services companies has given us a much broader run way in the universities for you know recruiting there as well as hiring seasoned professionals to come in.

FTI CONSULTING

Moderator: Eric Boyriven

04-29-09/7:30 am CT

Confirmation # 1259334

So we’re certainly a beneficiary of a market place that has you know a very good set of supply dynamics for our demand.

David Gold: Terrific, thank you all.

Male: Great thank you.

Operator: We’ll take our next question from Tim McHugh with William Blair & Co.

Tim McHugh: OK, we just wanted to first ask you didn’t say anything formerly about your guidance that you had given last quarter. Is it fair to say that you believe that unchanged given that you didn’t give any comment on it?

Jack Dunn: It’s been our practice to review guidance significantly at the end of the second quarter so we will continue that practice, yes.

Tim McHugh: OK. And then next I want to ask about the Technology margins. You kind of attributed to it sounded like new business activity kind of globally. My question I guess why I’m a little unclear is the revenue or the EBITDA went up by more than the revenue sequentially and so I am just trying to understand you know some costs to the business I guess in some fashion just trying to understand how that impacted the margins?

Jack Dunn: Well I think we told you that you know we did tell you that we would begin to integrate the Attenex – you know business in the first quarter after we’ve integrated the platforms and that has gone and recognized costs you know all through the quarter in an effort to basically begin to eliminate the redundancy in these organizations. We’re not totally finished that. But we’re very, very close but we have in fact integrated the platform. I think the other is efficiency.

FTI CONSULTING

Moderator: Eric Boyriven

04-29-09/7:30 am CT

Confirmation # 1259334

A lot of these large international assignments both you know some of the ones you’ve been reading about in the paper and a bunch of them that we’ve gotten over in Europe and Asia. You can really get extremely efficient in your allocation of large teams you know on to that utilization gets very high.

The utilization, the technology, is very profound and the demands you know on just scale and size as far as some of the ancillary services hosting ((inaudible)) things really come into play so I think it’s a combination of as we said the beginning of the Attenex organization which clearly would consolidate you know some costs integrates with that into FTI and then finally just the efficiencies you gain you know from a lot of this very large business from around the globe.

Tim McHugh: Did you maintain the R&D function within Attenex or is that…

Male: No we increased it. We’re integrating the R&D function with our R&D function. We have not cut it back. If anything we’ve actually increased the combined run rate.

Tim McHugh: OK, great, and then on the forensic accounting side you know there was some questions earlier about you know looking at the boarder environment and – versus the impact of some of the large fraud cases that you’ve seen.

Can you in anyway quantify you know the sequential improvement you know just in a directional sense? If you don’t want to give a specific number but is half the improvement do to you know three to five of the large cases that you won?

Or is that in the right ball park? How can we think about the impact of those? As well as then it might be helpful any comments on the length of those engagements that you expect?

FTI CONSULTING

Moderator: Eric Boyriven

04-29-09/7:30 am CT

Confirmation # 1259334

Dennis Shaughnessy: You know clearly they’re prominent engagements and they help so I think you have to start off with that. I think all of them are very complex. Some of them are growing more complex you know the deeper we get into them. So I think we certainly would view them having you know significant legs.

At least through you know the balance of this year. I honestly go back to something that Jack said. I think we were fully expecting to see good sequential growth off of you know the end of an election year. I think as Jack has said before in some of his other comments.

It seems like every presidential election cycle either because of the lame duck nature of the Department of Justice you know whatever and then this one you couple with a variable bond in rapidly declining economic scenario we fully expected to see you know some degree of snap back not only in federal driven litigation or litigation support but also in civil.

We are feeling that. We’re feeling it from the point of view of increased engagements. We’re feeling it from the point of view of increased investigation and we’re certainly seeing it you know activate in a lot of our boutique practices as we’ve talked about, IP and things like that.

Tim McHugh: OK. Thank you.

Operator: And we’ll take our next question from Tobey Sommer with SunTrust Robinson.

Tobey Sommer: Thank you I was hoping you could comment on your expectations for cash flow this year and maybe in that context with the pile of cash you have on the balance sheet describe what the market is looking like for you to be able to deploy that? Thanks.

Dennis Shaughnessy: Tobey if you know we – as I think most people know we throw off a lot of cash. We would anticipate given our guidance and our margins and the amount of non-cash charges that we have on the books that that would continue. We are seeing a lot of opportunities you know to invest.

FTI CONSULTING

Moderator: Eric Boyriven

04-29-09/7:30 am CT

Confirmation # 1259334

We’re obviously being careful and selective you know in the way we look at those opportunities because in all honesty if companies like ourselves may have some degree of challenge and visibility. Smaller organizations have a much bigger challenge in visibility. So I think you have to be a little more careful.

Secondarily there are clearly issues of valuation. Good companies and their managements understand how markets are valuing them and often times it’s reluctance on their part to bring their companies to market you know in an environment that we have. So I think you’ll see us continue to be aggressive in acquisitions. Dave Bannister has a lot of his plate.

But we’re very selective right now. We’re seeing a lot of banks. We’ve turn a lot of things down and those we’re looking at we’re trying to get creative in bridging the valuation gap between you know our expectations of what we should be paying in the market and possibly a sellers expectations of what the true enterprise value is.

So I think we feel we’re in very good shape liquidity wise to continue to execute our 5 year plan which does you know call for us to be aggressive in making acquisitions. We’re always looking for the next leg of the stool.

The next acquisition that could make a significant impact but again would have the margins that we’re used to would be a C-suite you know boardroom sale, and would be global in its reach so within those parameters.

Trust me Dave Bannister is out there looking.

FTI CONSULTING

Moderator: Eric Boyriven

04-29-09/7:30 am CT

Confirmation # 1259334

Tobey Sommer: OK. Thank you and then I wanted to ask a question on the currency side. It – most of that exposure if I recall correctly is in Strategic Communications and you know we can’t forecast exactly where those rates will go but based on where they sit now sort of in the back half of the year that starts to abate?

So constant currency versus GAAP rates would start to normalize? Is that accurate?

Dennis Shaughnessy: Yes, we have September labeled in red on the calendar as the liberation day from – so that was when the precipitous fall in the pound took place.

Tobey Sommer: Great and most of my other questions have been answered so thank you.

Male: Thank you Tobey.

Operator: And we’ll take our next question from Paul Ginocchio with Deutsche Bank.

Paul Ginocchio: Thanks just a question on strategic communications, your head count looks like its down 26 people Q on Q is that capture the entirety of the severance or is there more than that? Thanks.

Male: More or less that covers it. Yes.

Paul Ginocchio: OK. And would you expect the…

Male: Let me put it this way though. The you know we continue to be aggressive there since the first quarter last year we’ve done several acquisitions and we have areas of the world that are extremely active right now as we mentioned Asia with the activism of the Chinese government and M&A activity and we’re very active in Germany has continued to be a good market and France.

FTI CONSULTING

Moderator: Eric Boyriven

04-29-09/7:30 am CT

Confirmation # 1259334

So that – with that snapshot captures basically what we did by coincidence actually.

Paul Ginocchio: OK. And so would that be maybe a good indication of what you’re thinking revenue would be down this year on a sort of an ex-acquisitions, ex-currency?

Male: No we really didn’t look at it that way at all.

Paul Ginocchio: OK. Did – final question would you expect it to get worse from here? The ex-acquisition, ex-currency the revenue trends?

Declan Kelly: This is Declan. I think you know in the last month or so we’ve seen some ((inaudible)) green shoots of activity in various markets around the world and so we’re encouraged with the most recent trends after you know the difficulties of the first quarter which we’ve explained.

And I think you know we’re hopeful and optimistic that we can maintain the performance of what we’ve seen in the last month or so. So you know a lot depends on a larger crisis management engagements that we can get in some of the larger markets specifically in the U.S. and the U.K. but in the last couple of weeks in particular there’s been some strong indications that, that kind of activity has returned.

Paul Ginocchio: Thank you very much.

Operator: And we’ll take our next question from Scott Schneeberger with Oppenheimer.

FTI CONSULTING

Moderator: Eric Boyriven

04-29-09/7:30 am CT

Confirmation # 1259334

Scott Schneeberger: Thanks, good morning, I guess – I’d like to start off obviously the restructuring segment very, very strong but would like to get an update on the integration of SMG. What’s happening that’s good in that area? Doesn’t seem to be much of a head wind so if you could just talk a bit deeper there?

Jack Dunn: Obviously the strength of the core restructuring can over shadow everything. But SMG is integrating very nicely with corporate finance as well as our other practices including financial dynamics. They’re working on joint projects around the world. So it is integrating very nicely.

Clearly this is the worst real estate market anybody has seen in their careers so because of the lack of M&A activity and lack of financing in real estate the core emerges and acquisitions business is down but the work that they do on a day to day business for their ((inaudible)) clients and you know other real estate related entities continues.

So I mean they’re slugging it out and they – but the key here though is the ability to cross sale they’re services within FTI and that’s an internal client they have now that they hadn’t had before.

And they’re clearly focused on that. So while the – you know the outside opportunities are fewer the inside opportunities are significant so I mean they’re holding their own and they’re you know pretty much you know operating at a level where we would expect in this environment.

Dennis Shaughnessy: Scott, they were a U.S. based company we have really taken them you know abroad. They’re dong restructuring work and consulting with financial institutions in Europe, governments in Europe as well as a lot of activity right now down in the Persian Gulf and the Middle East.

Scott Schneeberger: Thanks, shifting that a little bit. Economic consulting the – looking at the average rate in that segment it’s my understanding that you’ve been doing some price increases and sequentially it looks about oh, flattish, just kind of curious is it the new hires coming on that we’re going to see the pickup there or am I expecting to see too much in the pricing?

FTI CONSULTING

Moderator: Eric Boyriven

04-29-09/7:30 am CT

Confirmation # 1259334

Male: We put a price increase in this segment back in November of last year and so I think you would expect to t see some degree of sequential flatness given the price increase went in at the end of the year and you know so I would say the demand there warranted the increase, the market has received it well, we haven’t gotten very much pushed back on this at all.

I think we’ll just have to you know look at how these engagements that we’ve talked about activate as well as have the new teams that we brought on hit the road and that could influence whether we make another interim adjustment sometime later in the year.

Male: Remember that the figure that’s published is just a reflection of the mix of people that work during that period. If you still look apples to apple at any given economist in the group or whatever you’ll see that their rates have gone up. It just reflects whether in fact a big named economist was in trial or whether more of the work was being done on research during the period and that kind of thing.

So that’s – that published figure gives you an indication of the activity mix in the period but not of the actual price structure or rate card if you will that might be used in any given segment.

Scott Schneeberger: OK. Thanks and one more if I may and Technology consulting could you just update us a little deeper on the pricing environment and what you’re seeing there? Thank you.

Male: Again I think you have to look at it across the continuum. There – in the – I would say in the you know sort of the broad based search culling type of E-discovery effort which is in the beginning of the continuum we think this is extremely aggressive pricing there.

FTI CONSULTING

Moderator: Eric Boyriven

04-29-09/7:30 am CT

Confirmation # 1259334

In more of the mid-market, down-market, cases where a more simplistic approach, in other words these are not complex you know issues we’re seeing significant competitive pricing there. Where we’re not seeing a lot of it is obviously in the more sophisticated uses of the technology. The actual management, silo-ing you know movement, privileging of the data, and then finally the more complex, the more global they reach.

For example some of these huge foreign practices investigations that touch the Middle East, Asia, Africa, places like that. We’re really not seeing a lot of pricing competition there at all. So I would think it would be a function of significant pricing competition in the front end of the technology continuum, significant pricing competition in sort of the mid-market, down-market, more simplistic you know type of cases.

A lot less as you move up you know the technology continuum and much, much less as you move up the complexity of the issues.

Scott Schneeberger: All right thanks very much.

Operator: And we’ll take our next question from Kevane Wong at JMP Securities.

Kevane Wong: Hey, good morning guys. I guess a few things. First looking at the acquisition revenues in corp fin, restructuring, basically doubled in first quarter from the fourth quarter ‘08, was that all basically you know CXO and Canada ULC acquisitions and is that sustainable or were there other factors that sort of drilled that acquisition…

Jack Dunn: No the main impact is SMG. We acquired SMG right at the end of the first quarter so really second quarter, first quarter of last year that we had it and then you know the other two certainly contributed to it but the main differential would be SMG.

FTI CONSULTING

Moderator: Eric Boyriven

04-29-09/7:30 am CT

Confirmation # 1259334

Kevane Wong: So it basically sounds like SMG then had sequentially actually a pretty big pick up from fourth quarter?

Jack Dunn: Sequentially – SMG is performing better than we had budgeted them in the first quarter.

Kevane Wong: Oh, OK. And then did you basically suspect that sustainable or should that continue to ramp?

Jack Dunn: I think Dom answered it you know pretty succinctly. I think they’ve acquired a huge new client. It’s called FTI and that client is allowing them to move into areas where they haven’t gone before and geographies where they haven’t been.

So you know I think where they’ll really ramp is as we get to basically clearing prices in these various municipalities for a lot of this commercial real estate is going to come out I think they’re going to be an integral player in developing the capital solutions for those and as the credit markets open up and again the money comes into address the opportunities with these clearing prices I think you’ll really see them ramp from that.

Kevane Wong: OK. Excellent, looking at head count forensic and litigation again sort of sequential drop in those – in the head count there do you feel that you sort of have gotten now to the level in head count there that this is sort of a base for the year or do you think there is reason to think there should be you know further cut in the year?

Jack Dunn: We don’t have plans to make significant cuts in there. Obviously in employment practices we watch – we monitor very closely. In forensic you know what we’ve – we’ve launched that practice into a collection of specialty practices. We’re no longer just general litigation consultants.

FTI CONSULTING

Moderator: Eric Boyriven

04-29-09/7:30 am CT

Confirmation # 1259334

So we’re – you know we’re specializing in real estate, the global investigation, we’ve got a tremendous health care practice, we do a lot of monitor ships so you know we’ve found that it’s important to specialize and more and more you know we – right sizing is the wrong word we’re just – maybe we’re just building practices within FLC that meets the current demands of our clients.

We’re moving people from generalist to specialist and you know if that’s – if we’re not able to do that we’ve got to bring in new specialists so you know we’re really focused on the areas within that sector that have the most growth and it’s not being a general litigation specialist.

Male: Yes and I think the one thing you shouldn’t get – you should understand we’re a calendar year company and so we do our evaluations of our people on a calendar year so you could see it could be a false positive or a false negative. You could see changes in head count Q4 to Q1 that is nothing more than involuntary movement of people in small numbers where we simply don’t feel that their career alignment is going to be best with FTI.

Kevane Wong: Yes.

Male: So I think Q1 is a little bit of anomaly because that is when we do you know all of our evaluations and you do have some fallout from that as per normalized basis.

Male: Yes, year to date we’ve hired 24 billable professionals in that period. So we’re actively looking for people it’s just a question of…

Male: Yes.

Male: …you know it’s such a great market right we’re able to you know really, again, attract the best to FTI and that’s what we’re about.

FTI CONSULTING

Moderator: Eric Boyriven

04-29-09/7:30 am CT

Confirmation # 1259334

Male: Sometimes you will see some dips. Q4 you know Q1 it will come back and continue to grow. As I think Jack said before you know we’re looking at about 14% across the personnel compliment you know in this year.

Male: And this is one of the areas we expect to grow.

Kevane Wong: Got you. Two other just quick ones; last quarter you talked a lot about sort of you know putting more money into prime development et cetera. When I am looking at corporate activities expense you know it was basically at the level it was a year ago down from the fourth quarter is that going to pick up going forward?

How should we look at that?

Declan Kelly: I think – this is Declan – you know we obviously made a decision that we’re going to invest in the brand, and invest in the marketing of the company around the world, and we have done that; however, we’ve also done it prudently and will continue to do so.

We’ve found that there’s been considerable leveragability in the way we’ve gone to market and we’ve shown that some of the expenditures that we have come to make we didn’t need to make because the reaction to the campaign frankly.

And so you know we have tremendous flexibility built into the way we’re going about the marketing program and we’ll manage it on a month by month basis. But so far that’s worked really well for us, that approach, not just sort of spend all the money up front and then see what happens we’re spending it as we go and it’s working really well.

FTI CONSULTING

Moderator: Eric Boyriven

04-29-09/7:30 am CT

Confirmation # 1259334

Male: I think the other thing you should understand and we’ve been pleasantly surprised on our opportunistic buy basis there’s probably never been a better time you know to try to use media to enhance your brand.

Clearly the pricing, the opportunities, the partnerships that are available at a totally different pricing structure and financial commitment to stay 2 to 3 years ago have helped you know enhance what we wanted to do number one but allowed us to actually lessen the impact of it you know on our PNL so I think that they have done a good job of balancing both you know taking advantage of the opportunity but also taking advantage of phenomenal pricing.

Declan Kelly: And just as a practical matter given the scale of the matters we’re involved in and the high profile nature of many of the assignments frankly a large number of the largest news organizations in the world consistently want to talk to us about what we’re doing and our advice on what’s going to happen around the world as we you know we continue to expand our portfolio of interest around the world.

So in many cases we don’t need to spend money because people are coming to us asking us for our opinion because we have the leading experts in the world as Jack said across so many different segments in our business.

Kevane Wong: Got you, and then my last question is for Jorge. I know one of the things that you’ve pointed to before usually going from fourth quarter to first quarter, you have a 200 to 300 basis point drop in margin, EBITDA margins you know obviously much better performance this quarter.

Do you expect – usually going from first quarter to second quarter you also get a lift – do you also expect to see that from the globals? Or do – was this particularly strong and it might not sequentially see that same kind of lift you would normally see seasonally?

FTI CONSULTING

Moderator: Eric Boyriven

04-29-09/7:30 am CT

Confirmation # 1259334

Jorge Celaya: Well you see – you did see the fourth quarter to first quarter drop in the gross margin percentage or EBITDA margin percentage? Especially on the gross margin you’ll see it I think going into the second quarter you will typically see a couple hundred basis point improvements due to those factors we talked about on the flip side the previous question on the marketing side we are going to you know continue to spend.

You know we probably spent in the first quarter for the reasons we just talked about a little less than we had anticipated but we think we’ll get back to our plan in the second quarter so you’re going to see that margin improvement at the gross margin level but you may see the SG&S going up a bit in the second quarter.

Kevane Wong: Got you, OK, prefect thank you.

Operator: And we’ll take our next call from Dan Leben with Robert W. Baird.

Daniel Leben: Great, thanks. On the civil litigation dispute side you know looking out at the year and talking about some of engagements you signed back in the third quarter and fourth quarter finally starting to ramp up. What did the new engagements activity start to look like and you know so far in April?

Jack Dunn: I think it’s good. I mean I think we feel you know that – I mean the economists especially are seeing you know a lot of retentions. I think we’ve already talked about how the specialty practices are extremely busy and have very high utilization, and I think we’re seeing good you know good, traction you know.

The economy is generating a lot of spotlight on companies you know and their investors, their regulators, the investigators are getting very busy. So as a result you know that group is getting more busy.

FTI CONSULTING

Moderator: Eric Boyriven

04-29-09/7:30 am CT

Confirmation # 1259334

Daniel Leben: OK and then just on the restructuring business, can you talk a little bit about – you mentioned that you’re starting to see some larger engagements coming through you know posting phenomenal numbers in total engagements.

But just to the extent that you start getting some bigger and bigger engagements coming in, is there any thought to your ability to be able to continue to hire to ramp those or do you need to potentially turn away some smaller restructuring deals to focus on some of the larger ones?

Jack Dunn: Well clearly we’re focusing on the larger, medium and larger engagements, and our focus is not the smaller ones. Because you know we do have to rationalize you know our – where we put our people but you know we don’t see significant constraints in handling the number of cases that are coming over the transit now nor do we believe that we’d have problems handling larger ones as those opportunities arise.

Remember we’ve got a (cash practice) that we’ve moved into the core restructuring business for the most part. We’re able to move those people over because they’ve got the same skill sets and they’ve got the same financial experiences that many of the younger non-core restructuring people have.

So we’re able to do that and we’re able to also move over some FLC people where needed. So there are opportunities to continue to grow that practice even from our internal bench and that’s what we continue to do and you know right now we’re – you know we’re probably 3/4 of the way in moving the TAS people over to the restructuring practice and that’s going very well, because many of them started their careers as restructuring professionals.

And you know the model that was built was to be able to move people back and forth in the different economies.

FTI CONSULTING

Moderator: Eric Boyriven

04-29-09/7:30 am CT

Confirmation # 1259334

Daniel Leben: Great. Thanks, guys.

Operator: And, we’ll take our next question from Sean Jackson with Avondale Partners.

Sean Jackson: Yes, again, good morning. Real quickly, can you quickly talk about, with an FLC segment, the distribution of revenue throughout the quarter; was it a measurable pick-up in March? And, how did that distribution compare to the previous years?

Jack Dunn: I would say January, traditionally, as you can imagine, is a vacation extension out of December, so people don’t come back anymore, and hit the ground running. So, January would have been you know OK you know not great. February or March were extremely good.

So, it was you know it would be weighted into you know the last 2 months you know of the quarter. But, again, some of the engagements, in fairness, have been sitting on the books you know for you know a quarter and a half. So, it wasn’t as if we didn’t have them, and simply, when the people decide to push the button and start to work, and that seemed to pick up significantly in February.

And, again, I think a lot of this is, again, when you know when people decide they can’t wait anymore, and when they get frustrated by not being able to get a solution to their problems. And, they’ve got to move more aggressively into a different venue.

Sean Jackson: OK, so it sounds like the pick-up this year was a little more pronounced than the pick-ups in previous years, or not?

FTI CONSULTING

Moderator: Eric Boyriven

04-29-09/7:30 am CT

Confirmation # 1259334

Dennis Shaughnessy: I think it was because you had an election. Again, I just had an awful lot of non-action, of people simply waiting out you know what would happen. And you know and so you had sort of a for us a perfect storm.

I mean you had the election, number one, freeing up you know people either civilly or responding to potential criminal issues to get on the ball and start moving. You had very, very large cases that we received, not only here, but in Europe. And, then, I think you know just you know a combination of the normal seasonal movement you know up.

So, I wouldn’t say you know taking out the election, I’m not sure it was dramatically different than what we normally experience. The election clearly was a demand-suppressing agent last year, and I think with that gone, we saw demand free up.

Jack Dunn: And, as we start these large investigations, I mean there was a big spike in activity because we need to put a large number of professionals on the field very quickly. So you know we were fortunate, as Jack and Dennis had mentioned, to get several of the larger investigations ((inaudible)) making the headlines.

Sean Jackson: Now, you talk about the (tail) of these fraud cases being fairly long. I didn’t get exactly the exact numbers that you put toward that. I mean do you expect these to last several years, or you know (fully) come up? What’s your expectation?

Male: No ((inaudible)) I …

Male: I think the answer we gave is, they’re very complex, and they’re global, a lot of them, but they’re not related simply to the U.S. So, a lot of it is, we think they have legs for the end of this year. To predict it beyond that gets a little more difficult, and part of that will be how inter-governments get together.

FTI CONSULTING

Moderator: Eric Boyriven

04-29-09/7:30 am CT

Confirmation # 1259334

I mean you know their activities in some of these that you need governmental cooperation offshore, in order to continue the investigation, or to really you know intensify it. And you know that comes with pits and studs.

So, I think predicting how the government negotiations, government to government, on access to information, access into institutions that are foreign, chartered institutions, but would be under the umbrella of these organizations that are being investigated. It’s very difficult to forecast, and obviously you know the frequency of deals is tough, because each, or the way to forecast is tough because each country is different.

Jack Dunn: See, I wouldn’t be so quick to view this as a bubble going through a snake, either. I think, just this morning, the SEC announced its creating a task force to look at this type of fraud. And you know as sure as we’re sitting here, there’s more.

There’s more off the pages of the Wall Street Journal and the New York Times, and the FT today. So, as I say, I wouldn’t you know when we’ve had the first options back-dating case, or the first finite re-insurance case you know we thought, gee, that’s a one-time spike.

But, those typically are endemic of something else going on. So, as I say, I think you know our investigations people are going to be busy for a long time, both on the existing matters, which, at this point, as in many situations, we don’t know which way they’re going to go. Whether they’re going to end up in years of litigation, or whether they’re going to end relatively quickly.

So, I would sit back and say that was a nice benefit to the quarter. The other areas we mentioned, the FLC segment is doing very well and improving as we predicted. We had expected to be a little bit more back-end loaded than it is, but we’ll take this as it comes. And, I think, as I say, I don’t think it’s just a you know an asymptomatic couple of cases that popped out here in the first quarter.

FTI CONSULTING

Moderator: Eric Boyriven

04-29-09/7:30 am CT

Confirmation # 1259334

Male: I’d be remiss not to also mention that we try to be proactive with the vast majority of fund-to-funds and hedge funds that clearly are doing a good job don’t have these problems but need a different type of transparency in order to deal with their investors.

And, we feel that we’re uniquely equipped, one, with the experience you know that we have that Jack outlined in our domain expertise in forensics and in the financial services industry. And, obviously, the confidence that the government and others have showed in us, to give us these very large cases, we’re in a unique position to put together a product to really help bridge that transparency between you know all of these fund managers and the vast institutional investors.

You know so we have launched this product. It is a hedge fund, private equity, fund-to-funds transparency product. It has gotten very good reception from not only the people that will be using the product, as far as generating this information, and that’s the funds themselves.

It’s gotten extremely good traction and support from some of the large institutional investors that clearly see the benefit of the funds, using this type of product in their communication with their investors.

So, I think we’ll start to see some benefit from that towards the second half of the year, and certainly in the next year, as the market calms down. A lot of these funds go out to market to raise new capital, and they change the way they’re reporting their results and everything, on their own basis, to their investors.

FTI CONSULTING

Moderator: Eric Boyriven

04-29-09/7:30 am CT

Confirmation # 1259334

Sean Jackson: OK. Last, this is the very last question. The competition in some of the hotter areas, specifically restructuring, has there been new people that you’re seeing, or is it just so much business there that you know you’re not seeing anybody else?

Male: Well, you can never say no to everybody else. I believe though that for the larger cases, they go to the established practices that have been around, like our practice. So you know we do get an opportunity at that on almost all of the larger matters. So, but we haven’t really seen a growth of a lot of new competitors in the high-profile larger cases that we’re considered for.

Male: Now, our competition in the U.S. would be boutique investment banks. You know several you know a couple large, private consulting firms. And, overseas, the competition is predominantly the Big Four, and so that’s who we see, Dom, I would say, and what 90, 95% of the big cases.

Dominic DiNapoli: And, certainly if the cases are being driven by the large banks, which in Europe, in particularly, (you) are the Big Four are the largest competitors. But, some of the larger boutiques that we see here are also in Europe and around the world.

Sean Jackson: OK. All right, thank you.

Operator: And, we’ll take our final question from Joseph Foresi with Janney Montgomery Scott.

Joseph Foresi: Hi, guys. My first question here – and I’ll just make them two quick ones, because we’ve gone on a little bit here. On the communications side, can, I guess a lot of people are wondering, can that business work?

Because at the same time the restructuring is working you know maybe you can give us some idea of what you expect out of that business in the back half of the year? And, just your thoughts, in general, on a high level, whether those two can work at the same time.

FTI CONSULTING

Moderator: Eric Boyriven

04-29-09/7:30 am CT

Confirmation # 1259334

Male: In fact, I’m glad you raised that point because there has been a tremendous amount of cooperation between both the corporate finance and FD over the course of the last several months. And, we’ve seen a significant pick-up in that since the back-end of last year and all throughout the first quarter.

So, in the United States, in particular, and now increasingly in the U.K., and our communications segment in the U.K. actually launched a restructuring practice inside of its own business at the beginning of this year, to reflect the demand.

So, the answer to your question is yes, we’re working on several of the cases together at the current time. And, we do think that there’s a lot of (pithiness) potentially for the back end of the year.

Joseph Foresi: Would you say that we’re getting close to the bottom of that business, or is it too early to tell? Or, I mean just your general thoughts on sort of the trajectory leading this quarter into next, in the back half of the year?

Male: As I said earlier, I think in the several weeks, 3, 4, 5 weeks, we’ve been in more encouraged than in the first 2 or 3 months. And, in terms of the matters that are coming. And, so you know we are more encouraged. We’re still cautious because of the obvious volatility in the market, but you know we’ve taken all the measures that can possibly take.

We have to take advantage of it. And, we are one of the largest pairs in the industry, and so, at this time, if large matters do come forward, we are actually better placed than most, to be able to take them on.

FTI CONSULTING

Moderator: Eric Boyriven

04-29-09/7:30 am CT

Confirmation # 1259334

Male: I mean I think you know we have pretty carefully built this company, as we talked about in our opening remarks, to be for all cycles of the economy. And, I think it’s interesting that you only have to go back to the comparable quarter to see a time when restructuring and communication were both humming.

And, they weren’t humming necessarily because they were each feeding other. There are times in the economy when you’re turning from the poor economy, where restructuring is still rocking and rolling, and you’re also at a critical time for communication.

So, as we have said, we believe that for the next 5 years, you’ll see a situation grow from this to where our practice is getting the balance, to perhaps in 5 years time, where they go the other way. But, we think we have the right mix of businesses right now, to provide not just a good 2009, but a sustainable platform as we increase it globally, for the next 5 years.

Male: One additional point is that as we’re brought into you know increasing number of restructuring matters, more and more clients are asking for the communications offer. That’s an important point and an important differentiator between those and our competitors. So, we are able to sell in more services at one, which previously, of course, was not possible, before the segments were put together.

Joseph Foresi: And, then, just lastly. On e-discovery, we talked a little bit about it showing a little bit better signs in the beginning of the year. Has that business stabilized yet, in your opinion, or is it being driven by sort of some of the larger cases in litigation? And, if so, what you think of the trajectory of that business on an annual basis, versus what we’re typically used to?

Male: I think as we tried say, it’s a combination of a lot of things, and I think clearly the large cases help the globalization of a lot of cases. The business we’re getting out of Europe, given the complexity of it certainly you know helps.

FTI CONSULTING

Moderator: Eric Boyriven

04-29-09/7:30 am CT

Confirmation # 1259334

It’s a lumpy business. I think you can get intense work on a short-term basis, which can (cluey) to skew the quarter, which is why we’re being somewhat cautious in saying you can expect to see just you know seriatim, good sequential growth from this point on.

I think that you know we are spending R&D at a rate that the company has not experienced in the past. On the other hand, we’re spending it because of the opportunities that we see going forward, to possibly come up with some significant disruptive technologies to introduce it into the market.

So, I think it’s, as Jorge was talking before you know we’re pleased with the way they started. We think they’re going to have a very good year. The competitive arena has not changed much. In some instances, it’s increased, as far as price competition.

We’ve been able to manage through that fairly well, and we’re pushing very hard to introduce new and you know much more creative technological solutions into this marketplace you know on a faster rate of introduction than we had originally planned.

Joseph Foresi: OK, thank you.

Operator: And, it appears there are no further questions at this time. I would like to turn the conference back over to management for any additional or closing remarks.

Jack Dunn: Again, thank you, all, for being with us, and we look forward to speaking to you for our second quarter results. Thank you.

Operator: And, that does conclude today’s conference. Thank you for your participation.

END